Exhibit 4.39

GUARANTEE ASSUMPTION AGREEMENT

GUARANTEE ASSUMPTION AGREEMENT dated as of May 4, 2007 by BARTON SMO HOLDINGS LLC, a Delaware limited liability company, ALCOFI INC., a New York corporation, and SPIRITS MARQUE ONE LLC, a Delaware limited liability company (collectively, the “Additional Subsidiary Guarantors”, and each individually, an “Additional Subsidiary Guarantor”), in favor of JPMorgan Chase Bank, N.A., as administrative agent for the lenders or other financial institutions or entities party as “Lenders” to the Credit Agreement referred to below (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

Constellation Brands, Inc., a Delaware corporation, the Subsidiary Guarantors referred to therein and the Administrative Agent are parties to a Credit Agreement dated as of June 5, 2006 (as modified and supplemented and in effect from time to time, the “Credit Agreement”).

Pursuant to Section 6.09(b) of the Credit Agreement, each Additional Subsidiary Guarantor hereby agrees to become a “Subsidiary Guarantor” for all purposes of the Credit Agreement, and an “Obligor” for all purposes of the U.S. Pledge Agreement. Without limiting the foregoing, each Additional Subsidiary Guarantor hereby, jointly and severally with the other Subsidiary Guarantors, guarantees to each Lender and the Administrative Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of all Guaranteed Obligations (as defined in Section 3.01 of the Credit Agreement) in the same manner and to the same extent as is provided in Article III of the Credit Agreement. In addition, each Additional Subsidiary Guarantor hereby makes the representations and warranties set forth in Sections 4.01, 4.02 and 4.03 of the Credit Agreement, and in Section 2 of the U.S. Pledge Agreement, with respect to itself and its obligations under this Agreement, as if each reference in such Sections to the Loan Documents included reference to this Agreement.

Each Additional Subsidiary Guarantor hereby agrees that Annex 1 of the U.S. Pledge Agreement shall be supplemented as provided in Attachment A hereto.

Guarantee Assumption Agreement

IN WITNESS WHEREOF, each Additional Subsidiary Guarantor has caused this Guarantee Assumption Agreement to be duly executed and delivered as of the day and year first above written.

BARTON SMO HOLDINGS LLC

By:	/s/ Thomas D. Roberts
Name:	Thomas D. Roberts
Title:	Vice President

ALCOFI INC.

By:	/s/ Thomas D. Roberts
Name:	Thomas D. Roberts
Title:	Vice President

SPIRITS MARQUE ONE LLC

By:	/s/ Thomas D. Roberts
Name:	Thomas D. Roberts
Title:	Vice President

Accepted and agreed:

/s/ JP Morgan Chase Bank, N.A., as Administrative Agent
By:	/s/ Randolph Cates
Name:	Randolph Cates
Title:	Executive Director

Guarantee Assumption Agreement

ATTACHMENT A

SUPPLEMENT TO ANNEX 1 TO U.S. PLEDGE AGREEMENT

PART A

PLEDGED STOCK

U.S. ISSUERS
Issuer	Certificate No.	Registered Owner	Number of Shares
ALCOFI INC.	2	Barton SMO Holdings LLC	20 Common Shares, no par value

PART B

PLEDGED INTERESTS

U.S. ISSUERS
Issuer	Certificate No.	Registered Owner	Ownership Interests
Barton SMO Holdings LLC	A-1	Barton Incorporated	249,717 Class A Common Shares, no par value
SPIRITS MARQUE ONE LLC	4	ALCOFI INC.	100%, no par value

Guarantee Assumption Agreement